Exhibit 99.2

NEWS RELEASE
27680 Franklin Road Southfield, Michigan 48034
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Shannon Kubenez
Kei Advisors LLC	Director of Marketing
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: skubenez@baggerdaves.com
Diversified Restaurant Holdings Reports 20.8% Revenue Increase
in Fourth Quarter of 2009;
Full Year Revenue Up 64.5% with New Restaurants
•	Food and beverage revenue up 23.5% on additional store openings

•	Operating income at $196 thousand and $984 thousand for the fourth quarter and full year 2009, respectively, compared with losses in both 2008 periods

•	$1.7 million cash generated from operations for the year, more than triple the cash generated from operations last year
SOUTHFIELD,MI, March 16, 2010 — Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH”), the owner/operator and soon to be franchisor of the unique, full service fast-casual restaurant and bar Bagger Dave’s Legendary Burgers & Fries® and a leading franchisee for Buffalo Wild Wings® (“BWW”), today reported financial results for the 2009 fourth quarter and full year, which ended December 27, 2009.
Fourth quarter revenue of $4.7 million represents a 20.8% increase compared with revenue of $3.9 million in the fourth quarter of 2008. The 2009 fourth quarter contained four fewer days than the 2008 fourth quarter due to the Company’s change to a fiscal year that ends on the last Sunday of the calendar year in order to align itself with restaurant industry standards. The change resulted in a shift of $272 thousand in sales from the reported 2009 year to the 2010 fiscal year.
Food and beverage sales for the fourth quarter increased 23.5% to $4.3 million, compared with $3.5 million in the 2008 fourth quarter; while revenue from management and marketing fees was down slightly to $420 thousand, compared with $425 thousand in the 2008 fourth quarter. The year-over-year increase in food and beverage sales reflects an increase in the number of operating restaurants, offset slightly by the impact of the change in accounting year. Food and beverage sales for the fourth quarter of 2009 were from the operations of two Bagger Dave’s Legendary Burgers and Fries and seven Buffalo Wild Wings restaurants; while the 2008 quarter included sales from six Buffalo Wild Wings, one of which was opened during the 2008 fourth quarter, and two Bagger Dave’s locations. Management and marketing fee income during both the 2009 and 2008 fourth quarters was generated under a service agreement with nine affiliated Buffalo Wild Wings restaurants which the Company subsequently acquired on February 1, 2010. An overall decline in sales at these nine restaurants resulted in the small decline in fee income.
Full year 2009 revenue was $19.1 million, a 64.5% increase compared with revenue of $11.6 million in the 2008 period. Food and beverage sales were $17.3 million, 77.0% above sales of $9.8 million in 2008, primarily due to the greater number of stores operating for a full year. Sales for 2009 included the operations of six restaurants that were opened during 2008 and an additional location that was opened in June 2009. Revenue from management and marketing fees decreased to $1.7 million, compared with $1.8 million in 2008, due to the decline in sales at the managed restaurants.

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

Net income in the fourth quarter of 2009 was $43 thousand, or $0.001 per fully diluted share, compared with net income of $47 thousand, or $0.002 per fully diluted share, in the same period the prior year. The 2008 fourth quarter benefitted from a significant increase in the deferred federal tax benefit associated with the net operating loss. Full year 2009 net income was $367 thousand, or $0.013 per diluted share, compared with a loss of $323 thousand, or $0.018 per fully diluted share, in 2008.
Michael Ansley, President and Chief Executive Officer of DRH, commented, “The positive results for 2009 are indicative of our ability to grow our top line and profitably manage our operations. The steady operational improvement at our seven stores opened since the beginning of 2008 is particularly noteworthy given the challenges associated with operating in two of the economies most drastically impacted by the global recession; Florida has been adversely impacted by the severe decline in real estate values, and the Southeastern Michigan, area has been affected by significant job losses and the unprecedented decline in automobile sales. We believe our success at these locations reflects not only the hard work and dedication of our team members, but demonstrates the reliability of our site-selection process as we look to establish additional Bagger Dave’s and Buffalo Wild Wings locations in the future.”
Solid Operating Results on Expanding Revenue

	Three Months Ended		Increase	Percent
(in thousands)	Dec. 27, 2009	Dec. 31, 2008	(Decrease)	Change
Food and beverage costs	$1,298	$1,054	$244	23.2%
% to food and beverage sales	30.1%	30.2%

G&A expense (thousands)	$1,213	$1,016	$197	19.3%
% to food and beverage sales	28.1%	29.1%

Operating income	$197	$(53)	$250	N/A
Operating margin	4.2%	-1.4%
Food and beverage costs declined slightly as a percentage of related sales in the fourth quarter of 2009, compared with the 2008 fourth quarter, and were 60 basis points below food and beverage costs as a percentage of sales of 30.7% in the trailing third quarter of 2009. At the Buffalo Wild Wings locations, the Company was able to partially offset the continued effect of higher chicken wing prices, which rose 39.3% in 2009, through a shift in mix to boneless chicken and other menu items offering better margins. General and administrative (G&A) expense increased in the 2009 fourth quarter, compared with last year’s fourth quarter, due to a greater number of operating restaurants and increased fees for professional services. G&A expense as a percentage of sales declined in the 2009 fourth quarter, compared with the 2008 period, as a result of higher revenue and improved efficiencies at the stores opened in 2008 and early 2009. In 2008, DRH opened four Buffalo Wild Wings locations and two Bagger Dave’s locations, with a fifth Buffalo Wild Wings location opened in June 2009. Compensation and occupancy costs also declined as a percentage of sales in the fourth quarter of 2009, compared with the 2008 quarter, largely due to improved efficiency at DRH’s restaurants. The improvement in operating income was primarily driven by the increased revenue and overall efficiency improvements at the recently opened restaurants.

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

2009 Review

	Twelve Months Ended		Increase	Percent
(in thousands)	Dec. 27, 2009	Dec. 31, 2008	(Decrease)	Change
Food and beverage costs	$5,326	$2,930	$2,396	81.7%
% to food and beverage sales	30.8%	30.0%

G&A expense	$4,693	$3,320	$1,373	41.4%
% to food and beverage sales	27.1%	33.9%

Operating income	$984	$(289)	$1,273	N/A
Operating margin	5.2%	-2.5%
Food and beverage costs as a percentage of related sales in 2009 increased by 80 basis points, primarily due to higher chicken wing costs. G&A expense as a percentage of sales declined significantly in the 2009 fourth quarter as a result of efficiencies gained at the seven restaurants opened in 2008 and 2009. Compensation and occupancy costs also declined as a percentage of sales due to higher revenue and improved efficiency.
DRH generated operating income in 2009, compared with an operating loss in 2008, due primarily to increased revenue and improved efficiency at maturing restaurants.
Interest expense for 2009 was $446 thousand, 53.9% above interest expense of $290 thousand during 2008, due to higher borrowings associated with the opening of new restaurants in 2008 and 2009. A significant portion of the $81 thousand in other income in the first nine months of 2009 was related to a $67 thousand reduction in an interest rate swap liability.
Balance Sheet
Cash and cash equivalents were $650 thousand at December 27, 2009, compared with $334 thousand at September 30, 2009 and $134 thousand at December 31, 2008. DRH generated $324 thousand in cash from operations during the fourth quarter of 2009, compared with cash from operations of $169 thousand in the 2008 fourth quarter. For full year 2009, the Company generated $1.7 million in cash from operations, compared with $495 thousand generated during 2008. The increase in 2009 was attributed to improved net income, the realization of deferred tax benefits, and the timing of accounts payable and receivable.
Capital expenditures in the fourth quarter of 2009 were $957 thousand, primarily for furnishings and equipment for the Company’s third Bagger Dave’s location in Novi, Michigan, which opened in February 2010, compared with $1.1 million in the fourth quarter of 2008, which also included a store opening. For full year 2009, capital expenditures were $1.2 million, compared with $5.4 million in 2008, when DRH opened six new restaurants. Capital expenditures, mostly related to store openings, are expected to be approximately $3.0 million for 2010.
Outlook
During 2010, DRH plans to open two additional Buffalo Wild Wings restaurants in Marquette and Chesterfield, Michigan, in addition to the recently opened Bagger Dave’s in Novi, Michigan. These new locations, along with the nine Buffalo Wild Wings stores acquired when DRH exercised its purchase option in February of this year, would bring the Company’s total restaurant count to 21, including 13 Buffalo Wild Wings and three Bagger Dave’s locations in Michigan, and five Buffalo Wild Wings locations in Florida. The

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

acquisition of the nine previously-managed stores allows DRH to eliminate the burden of management fees and fully capture the economic benefits of the acquired stores in 2010 and beyond. On a pro forma basis, DRH’s 2009 revenue and EBITDA would have been $41.8 million and $4.4 million, respectively, compared with $19.1 million and $2.2 million, respectively, as reported under generally accepted accounting principles (GAAP). DRH uses non-GAAP EBITDA as a financial measure because management believes that it provides investors with information that is more useful in understanding the Company’s financial performance, its performance trends, and financial position. (See reconciliation of pro forma results to GAAP results in the attached table).
Mr. Ansley noted, “Our newest Bagger Dave’s, opened last month in Novi, Michigan, is performing exceptionally well and so far our first-ever breakfast menu has been well received. In addition, our immediate growth plans include the opening of up to three Buffalo Wild Wings stores in Michigan in 2010 as part of our 22 store Area Development Agreement with Buffalo Wild Wings International. We continue to evaluate additional locations in Michigan and Florida for other franchised stores under the agreement, which doesn’t expire until 2017. We will also realize the full economic benefits of our acquisition of the nine Buffalo Wild Wings restaurants we previously managed, which will add significantly to our revenue this year.”
Mr. Ansley concluded, “The expansion opportunities with Bagger Dave’s are equally promising and will be comprised of a mix of DRH-owned and franchised locations in Michigan, Ohio and Indiana. Longer term, we will investigate prospects for additional market-leading franchise opportunities or other BWW restaurant acquisitions outside the regional markets in which we currently operate. Based on our success with Bagger Dave’s, we are increasingly confident in our abilities to develop other unique restaurant concepts to drive additional growth and establish DRH as an industry-leading restaurant management company.”
About Diversified Restaurant Holdings
Diversified Restaurant Holdings, Inc. owns and operates its own unique, full-service restaurant concept, Bagger Dave’s Legendary Burgers and Fries®, which falls within the fast-casual dining segment and was launched in January 2008. Bagger Dave’s® offers a full-service restaurant and bar at a fast casual price point for friends and families in a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen) accompanied by more than 30 toppings from which to choose, fresh-cut fries, and hand-dipped milkshakes. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili™. Currently, there are three locations in the state of Michigan and franchise registrations recently filed in the states of Michigan, Indiana and Ohio. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. For more information please visit www.baggerdaves.com
DRH also is a leading Buffalo Wild Wings® franchisee handling the operations of 16 Buffalo Wild Wings restaurants: five in Florida and 11 in Michigan. The Company has received franchise awards for the Highest Annual Restaurant Sales and operates four out of the top 25 franchise restaurants in sales volume in the Buffalo Wild Wings system.
Diversified Restaurant Holdings routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that Diversified Restaurant Holdings, Inc. expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statement based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in Diversified Restaurant Holdings’ most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on Diversified Restaurant Holdings’ forward-looking statements. Except as required by law, Diversified Restaurant Holdings, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
TABLES FOLLOW.

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

DIVERSIFIED RESTAURANT HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	Dec. 27	Dec. 31	Dec. 27	Dec. 31
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Audited
Revenue
Food and beverage sales	$4,316,949	$3,494,583	$17,317,996	$9,783,391
Management and advertising fees	420,368	425,229	1,744,505	1,803,173

Total revenue	4,737,317	3,919,812	19,062,501	11,586,564

Operating expenses
Compensation costs	1,396,337	1,283,912	5,724,053	4,007,685
Food and beverage costs	1,297,509	1,053,518	5,325,825	2,930,445
General and administrative	1,212,863	1,016,413	4,693,219	3,319,582
Occupancy	292,918	257,489	1,132,364	740,745
Depreciation and amortization	341,200	361,471	1,203,337	877,206

Total operating expenses	4,540,827	3,972,803	18,078,798	11,875,663

Income (loss) from operations	196,490	(52,991)	983,703	(289,099)

Interest expense	111,187	107,815	445,820	289,681
Other expense (income), net	(6,341)	253,326	(80,706)	264,982

Income (loss) before income taxes	91,644	(414,132)	618,589	(843,762)

Income tax (provision) benefit	(48,612)	461,214	(252,064)	520,777

Net income (loss)	$43,032	$47,082	$366,525	$(322,985)

Basic earnings (loss) per share	$0.002	$0.003	$0.020	$(0.018)

Fully diluted earnings (loss) per share	$0.001	$0.002	$0.013	$(0.018)

Weighted average number of common shares outstanding
Basic	18,254,227	18,070,000	18,114,909	17,988,525
Fully diluted	29,020,000	29,020,000	29,020,000	28,938,525

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 27	December 31
	2009	2008
	Unaudited	Audited
ASSETS
Current assets
Cash and cash equivalents	$649,518	$133,865
Accounts receivable — related party	254,540	192,889
Inventory	125,332	157,882
Prepaid Assets	103,452	52,440
Accounts receivable — Other	11,219	192,000
Other Assets	49,280	20,000

Total current assets	1,193,341	749,076

Property and equipment, net	7,866,149	7,817,254
Intangible Assets, net	411,983	406,982
Deferred income taxes	246,754	599,957

Total assets	$9,718,227	$9,573,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$1,402,742	$1,454,867
Accounts payable	293,984	660,353
Accrued liabilities	329,355	305,302
Accrued Rent	253,625	113,909
Deferred Rent	476,341	530,944

Total current liabilities	2,756,047	3,065,375

Other liabilities — interest rate swap	167,559	253,792
Long-term debt, less current portion	4,601,909	5,025,227

Total liabilities	7,475,515	8,344,394

Stockholders’ equity
Common stock — $0.0001 par value; 100,000,000 shares authorized, 18,685,000 shares issued and outstanding	1,863	1,807
Additional paid-in capital	2,356,155	1,758,899
Accumulated deficit	(165,306)	(531,831)

Total stockholders’ equity	2,192,712	1,228,875

Total liabilities and stockholders’ equity	$9,718,227	$9,573,269

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

DIVERSIFIED RESTAURANT HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 27	December 31
	2009	2008
Cash flows from operating activities
Net (loss) income	$366,525	$(322,985)
Adjustments to reconcile net (loss) income to net cash provided by operating activities Depreciation and amortization	1,203,337	877,206
Loss on disposal of property and equipment	2,903
Share-based compensation	32,312	32,312
Deferred income tax benefit	353,203	(520,777)
Changes in operating assets and liabilities that provided (used) cash Accounts receivable — related party	(61,651)	(62,460)
Accounts payable	(366,369)	448,346
Inventory	32,550	(122,132)
Prepaid Assets	(51,012)	(24,356)
Accounts Receivable — Other	180,781	(192,000)
Intangible Assets	(11,211)	(308,537)
Other Assets	(29,280)	(16,730)
Accrued liabilities	(25,947)	233,865
Accrued Rent	139,716	61,803
Deferred Rent	(54,603)	411,054

Net cash provided by operating activities	1,711,254	494,609

Cash flows used in investing activities
Purchases of property and equipment	(385,062)	(5,361,403)

Cash from financing activities
Proceeds from issuance of notes payable — related party	14,583
Proceeds from issuance of long term debt	250,000	4,404,897
Repayment of notes payable — related party	(451,533)	(12,000)
Repayments of long-term debt	(1,238,589)	(402,964)
Proceeds from issuance of common stock	615000	734998

Net cash provided by financing activities	(810,539)	4,724,931

Net (decrease) increase in cash and cash equivalents	515,653	(141,863)

Cash and cash equivalents, beginning of year	133,865	275,728

Cash and cash equivalents, end of year	$649,518	$133,865

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$858,779	$—

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

DIVERSIFIED RESTAURANT HOLDINGS, INC.
PRO FORMA REVENUE AND EBITDA

	DRH	Acquired
	As Reported	Stores
	Fiscal Year	Calendar Year
	Ended	Ended
	December 27,	December 31,	DRH
	2009*	2009	Pro Forma
Revenue:
Management and advertising fees	$1,744,505	$—	$1,744,505
Restaurant sales	17,317,996	24,436,519	41,754,515
Elimination (1)	—	—	(1,744,505)

Total Revenue	$19,062,501	$24,436,519	$41,754,515

EBITDA	$2,187,040	$2,240,406	$4,427,446

(1)	Elimination of management and advertising fees income from acquired stores

*	In December 2009 DRH changed to a fiscal year that ends on the last Sunday of the calendar year in order to align itself with restaurant industry standards. Financial results reported above are for a 361-day transition year which ended on December 27, 2009.
RECONCILIATION OF GAAP NET INCOME TO EBITDA

	DRH	Acquired
	As Reported	Stores
	Fiscal Year	Calendar Year
	Ended	Ended
	December 27,	December 31,	DRH
	2009*	2009	Pro Forma
Net income	$366,525	$827,923	$1,194,448
Depreciation and amortization	1,203,337	1,160,411	2,363,748
Tax provision	252,064	0	252,064
Interest expense, net	445,820	332,792	778,612
Other (income) expense	(80,706)	(80,720)	(161,426)

EBITDA	$2,187,040	$2,240,406	$4,427,446

*	In December 2009 DRH changed to a fiscal year that ends on the last Sunday of the calendar year in order to align itself with restaurant industry standards. Financial results reported above are for a 361-day transition year which ended on December 27, 2009.

Diversified Restaurant Holdings Reports 20.8% Revenue Increase in Fourth Quarter of 2009
March 16, 2010

DIVERSIFIED
RESTAURANT	Total at					Total at
HOLDINGS, INC.	Dec. 31,	Q1	Q2	Q3	Q4	Dec. 31,
RESTAURANT COUNT	2007	2008	2008	2008	2008	2008
Buffalo Wild Wings
Michigan		1		2	1	4
Florida	2					2
Bagger Dave’s
Michigan		1		1		2
Total Locations	2	2		3	1	8

	Total at					Total at
	Dec. 31,	Q1	Q2	Q3	Q4	Dec. 31,
	2008	2009	2009	2009	2009	2009
Buffalo Wild Wings
Michigan	4		1			5
Florida	2					2
Bagger Dave’s
Michigan	2					2
Total Locations	8		1			9

									Projected
	Total at								Total at
	Dec. 31,	Q1		Q2		Q3		Q4	Dec. 31,
	2009	2010		2010		2010		2010	2010
Buffalo Wild Wings
Michigan	5	6	(1)	1	(2)	1	(2)		13
Florida	2	3	(1)						5
Bagger Dave’s
Michigan	2	1							3
Total Locations	9	10		1		1			21

(1)	—	Acquired locations

(2)	—	New store openings